INDEPENDENT AUDITORS' CONSENT



We consent to the use in this Post-Effective Amendment No. 14 to Registration Statement No. 2-87490 of PC&J Performance Fund of our report dated
January 22, 1996 appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the caption "Financial Highlights" appearing in the Prospectus, which is also a part of such Registration Statement.



/s/ Deloitte & Touche, LLP
Dayton, Ohio
March 27, 1996